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                                                                      EXHIBIT 23



                       CONSENT OF INDEPENDENT AUDITORS'



The Board of Directors
Varity Corporation:


We consent to incorporation by reference in the registration statements (No. 33-48135) on Form S-8 and (No. 33-57397) on Form S-3 of Varity Corporation of our report dated February 28, 1995, relating to the consolidated balance sheets of Varity Corporation and subsidiaries as of January 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended January 31, 1995, which report is included in the January 31, 1995 annual report on Form 10-K of Varity Corporation.



                                                       /s/ KPMG Peat Marwick LLP


Buffalo, New York
April 14, 1995